For period ending June 30, 2009                                     Exhibit 77O
File number 811-4919

FORM 10f-3FUND: UBS Series Trust U.S. Allocation Portfolio
Name of Adviser or Sub-Adviser: UBS Global Asset Management (Americas) Inc.
1.	Issuer:  MetLife Inc.

2.	Date of Purchase:  October 8, 2008

3.      Date offering commenced:  October 8, 2008

4.	Underwriters from whom purchased: CS First Boston

5.      Affiliated Underwriter managing or participating in syndicate:
        UBS Investment Bank

6. Aggregate principal amount or number of shares purchased: 2,500,000 shares (Firmwide)

7.      Aggregate principal amount or total number of shares of offering:
        75,000,000 shares

8.      Purchase price (net of fees and expenses): $26.50

9.      Initial public offering price: $26.50

10.     Commission, spread or profit: $0.413

11.     Have the following conditions been satisfied?              YES       NO

a.      The securities are part of an issue registered under the    X
        Securities Act of 1933 that is being offered to the public, or is part of an issue of government securities
        (as defined in section 2(a)(16) of the 1940 Act).

b.      The securities were purchased prior to the end of the       X
        first day on which any sales are made (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).

c.      The securities were purchased at a price not more than      X
        the price paid by each other purchaser in the offering.

d.      The underwriting was a firm commitment underwriting.        X

e.      The commission, spread or profit was reasonable and fair    X
        in relation to that being received by others for underwriting similar securities during the same period.

f.      The issuer of the securities and any predecessor have       X
        been in continuous operations for not less than three years.

g.      The amount of such securities purchased by the Fund and     X
        all investment companies advised by Brinson Advisors or the Funds Sub-Adviser, if applicable, did not exceed 25% of the principal amount of the offering sold.

h.      No Affiliated Underwriter was a direct or indirect          X
        participant in or beneficiary of the sales.

Note: Refer to the Rule 10f-3 Procedures for the definitions of the capitalized terms above. In particular, Affiliated Underwriter is defined as UBS AG and its affiliates. In the case of a Fund advised by a Sub-Adviser, Affiliated Underwriter shall also include any brokerage affiliate of the Sub-Adviser.


Approved:  /s/James Malles			Date:  	October 28, 2008